POSCAN designates Dr Chon as New Director for Li3

SANTIAGO, CHILE – May 30, 2014 – Li3 Energy, Inc., (OTCQB: LIEG –News) (“Li3”, “Li3 Energy” or the “Company”), a US-listed and South America based global exploration company in the lithium and minerals sector, today announced that the Board has appointed Dr. Uong Chon to the Board of the Company as a designee by POSCO Canada Ltd. (“POSCAN”) pursuant to an Investor Rights Agreement between the Company and POSCAN, dated August 24, 2011. Dr. Chon was appointed to the Board of the Company replacing Dr. Sung Won Lee. The board's size remains that same with 8 members.

Dr. Chon has worked for Research Institute of Industrial Science and Technology (RIST), a South Korean research institute and a subsidiary of POSCO, since 1992. During the past few years, Dr. Chon has been leading the development of POSCO’s Lithium Direct Extraction Technology and at this point in time, he is working for POSCO, the parent company of POSCAN. He has also served as a technical advisor in the field of energy resources and materials for Korea Evaluation Institute of Industrial Technology and Korea Energy Management Corporation, under the Ministry of Trade, Industry & Energy for the Republic Of Korea. Dr. Chon obtained his MS in Materials Science & Engineering from the University of Utah and holds a Ph.D. from Pohang University of Science & Technology.

Patrick Cussen, Chairman of Li3 stated: "We welcome Dr. Chon to our Board. It is exciting to have such an authority in the revolutionizing of the lithium extraction process as POSCAN's representative to Li3's board of directors. This appointment reaffirms our partnership and commitment towards our strategic plan and we look forward to continuing to work with POSCAN and our Chilean partner to advance our Maricunga project."

About Li3 Energy, Inc.

Li3 Energy, Inc. is an exploration stage public company in the lithium mining and energy sector. Li3 aims to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas. With its interest in the Maricunga Project, coupled with the completion of the NI 43–101 Compliant Measured Resource Report and the Cocina acquisition, Li3’s goals are to: a) advance Maricunga to the Feasibility Stage; b) support the global implementation of clean and green energy initiatives; c) meet growing lithium market demand; and d) become a mid-tier, low cost supplier of lithium, potassium nitrate, iodine and other strategic minerals, serving global clients in the energy, fertilizer and specialty chemical industries. Additional information regarding the Company can be found in our recent filings with the Securities and Exchange Commission (“SEC”) as well as the information maintained on our website www.li3energy.com.

Forward-Looking Statements

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like "believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should”, or similar expressions. The Company gives no assurances the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: obtaining the necessary funding for the company’s on-going operations; validation of the POSCO technology; obtaining and the issuance of necessary government consents; confirmation of initial exploration results; the Company's ability to raise additional capital for exploration; development and commercialization of the Company's projects; future findings and economic assessment reports; the Company's ability to identify appropriate corporate acquisition or joint venture opportunities in the lithium mining sector and to establish appropriate technical and managerial infrastructure; political stability in countries in which we operate; and lithium prices. For further information about risks faced by the Company, and its Maricunga Project, see the “Risk Factors” section of the Company’s Form 10K, filed with the SEC on October 9, 2013. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances which arise after the date of this release.

Contact:

KCSA Strategic Communications

Julie Silber

Senior Vice President, Investor Relations

310-766-9760

jsilber@kcsa.com